EXHIBIT 99.1

Media Contact:
Jeremy D. King
Regions Bank
205-264-4551
Regions News on Twitter: @RegionsNews

Regions Financial Corp. Director George W. Bryan to Retire

BIRMINGHAM, Ala. – Feb. 12, 2016 – Regions Financial Corporation (NYSE:RF) today announced that George W. Bryan will retire from the company’s Board of Directors effective April 21, 2016, having reached the board’s mandatory retirement age of 72.

Bryan has served as a director since 1986. He currently chairs the Risk Committee and has also served as a member of both the Audit Committee and the Compensation Committee. Bryan has been the Chief Executive Officer of Old Waverly Properties, LLC since 2001 and previously served as Senior Vice President of the Sara Lee Corporation from 1983 through 2000.

“I want to extend my sincere appreciation to George for his 30 years of diligent service as a member of our board of directors,” said Regions Chairman, President and CEO Grayson Hall. “Throughout his tenure, George has shared his valuable time and insight, which proved crucial to the growth of Regions during a period of significant change in the financial services industry.”

Regions’ directors are elected at the annual meeting of stockholders each year. The Board of Directors currently has 12 members. Under Regions’ Corporate Governance Principles, each director is required to retire on the eve of the next annual stockholders’ meeting of the Company following his or her 72nd birthday. The board has determined that following the annual meeting of stockholders, the board will consist of 11 members, to be elected for a term of one year expiring at the 2017 annual meeting.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,630 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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